SECOND AMENDMENT TO EMPLOYMENT AGREEMENT



         This SECOND AMENDMENT (the "Amendment"), made and entered into effective as of the 15th day of May, 2002, by and between BE AEROSPACE, INC., a Delaware corporation (the "Company"), and THOMAS P. MCCAFFREY (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of September 14, 2001;

         WHEREAS, the Company and the Executive amended that certain Employment Agreement effective September 14, 2001 (as amended, the "Agreement");

         WHEREAS, the Executive and the Company now mutually desire to amend the Agreement.

         NOW, THEREFORE, effective as of the 15th day of May, 2002, the Agreement shall be amended as follows:

1.   Section 5(g)(i)(y) shall be amended to read as follows:

         "(y) the sum of (a) any amounts previously distributed to the Executive pursuant to Sections 5(e)(i)(a)(4), 5(g)(ii),
         5(g)(iii), and 5(g)(iv), and (b) the then total of all contributions made by the Company to the Retirement Trust described in paragraph (iii) below."

2. The first sentence of Section 5(g)(iii)(b) shall be amended by inserting a period (".") after the term "Termination Date" and deleting the remainder of that sentence following that term.

3. Section 5(g)(iv) shall be amended by striking all references to "income taxes" in the last sentence of that Section, and replacing them with:
     "income and employment taxes"

4.   The Agreement shall remain unchanged in all other respects.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the day and year first above written.



EXECUTIVE                                       COMPANY
                                                BE AEROSPACE, Inc., a Delaware
                                                   corporation



/s/ Thomas P. McCaffrey                         By: /s/ R J Khoury
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Thomas P. McCaffrey                             Name:
                                                Title: